Exhibit 99.1

Investor Contact: Kevin G. O’Brien VP, Investor Relations 614 677-5331 Media Contact: Bryan Haviland Public Relations Officer 614 677-7767

May 5, 2004

Nationwide Financial Reports First Quarter Results

Net income of $0.78 per share increased from $0.47 per share a year ago

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported net income of $119.6 million, or $0.78 per diluted share, for the first quarter of 2004, compared with net income of $72.0 million, or $0.47 per diluted share, for the first quarter of 2003. Sharply lower investment losses and improved earnings from operations were the key drivers to the improvement in net income.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which we believe enhances understanding and comparability of our performance by highlighting the results from continuing operations and the underlying profitability drivers of our business. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement.

	Three months ended March 31,
	2004		2003
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$133.7	$0.87	$106.6	$0.70
Net realized losses on investments, hedging instruments and hedged items, net of tax	(10.7)	(0.07)	(34.6)	(0.23)
Cumulative effect of adoption of accounting principle, net of tax	(3.4)	(0.02)	—	—

Net income	$119.6	$0.78	$72.0	$0.47

As previously reported in Form 10-K for the year ended December 31, 2003, NFS incurred a one-time charge reflecting the cumulative effect of the adoption of SOP 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and Separate Accounts,” in the first quarter of 2004.

Net operating earnings were $133.7 million, or $0.87 per diluted share for the quarter, compared to net operating earnings of $106.6 million, or $0.70 per diluted share a year ago. The 25 percent year-over-year increase in net operating earnings was the result of strong growth in the individual annuity and institutional products segments, partially offset by a modest earnings decline in the life insurance segment.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2004 earnings — 2

“Nationwide Financial remained disciplined in its approach to the market, and became even more responsive to the needs of consumers and investment professionals,” said W.G. Jurgensen, chief executive officer. “Our success during the quarter is a result of disciplined planning and execution.”

Mark R. Thresher, formally elected president and chief operating officer of Nationwide Financial effective today, said: “In the second quarter, we will be putting into place an organizational structure that helps us focus on four business segments that represent consumers’ lifecycle needs. Our emphasis will be to build on our business to better meet consumers’ savings and protection needs as they work and as they retire.”

“Going forward, we will have a much stronger emphasis on speed to market for our products as well as expanding our risk management and marketing capabilities,” Thresher said. “We will continue to pursue innovative but disciplined strategies, particularly with our individual variable annuity business. Those strategies are helping improve profitability while providing value for consumers and investment professionals.”

Highlights from the quarter:

•	Sales totaled $4.7 billion, with $1.6 billion, or 34 percent, of new sales from affiliated distribution and $3.1 billion, or 66 percent, from non-affiliated distribution.

•	Affiliated distribution sales increased 14 percent versus first quarter 2003, the result of strong growth in the institutional segment in both the public and private sector.

•	Sales from Nationwide Retirement Solutions, our public-sector business, increased 33 percent compared to a year ago. Likewise, sales from The 401(k) Company, our mid- to large-case private-sector pension provider, increased 36 percent.

•	Non-affiliated distribution sales declined 3 percent versus first quarter 2003. A 34 percent improvement in independent broker/dealer channel sales in the quarter was driven by private-sector pension sales. Offsetting this improvement was a sharp decline in individual annuity sales through financial institutions due to the slowdown in sales of individual fixed annuities.

•	Total net flows, or customer deposits net of withdrawals, were $1.2 billion in first quarter 2004 compared to $1.8 billion in first quarter 2003. While down from a year ago, net flows improved 29 percent compared to the fourth quarter of 2003.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2004 earnings — 3

•	Institutional products segment net flows were a record $862.1 million, an increase of 35 percent versus a year ago and 52 percent compared to the fourth quarter. Net flows improved in both our public and private sector businesses, reporting year-over-year increases of 75 and 20 percent, respectively.

•	Individual annuity segment net flows were $36.5 million in the first quarter, down from $733.2 million a year ago and $146.7 million in the fourth quarter of 2003. The drop off in net flows can be attributed to the reduction in deposits from individual fixed annuities and marginally higher withdrawals and surrenders in both fixed and variable annuities.

•	Operating revenues, as defined in Exhibit 3, increased 1 percent to $1.0 billion from $991.6 million in the first quarter 2003. Revenue growth in individual annuity and institutional products segments was offset by a slight revenue decline in the life insurance segment.

•	Total assets as of March 31, 2004 were $113.3 billion, up 2 percent from $111.0 billion as of year-end 2003.

•	Included in the current period’s total assets were $62.3 billion in assets held in separate accounts, up 2 percent from $60.9 billion as of year-end 2003.

•	General account assets were $51.0 billion, up 2 percent from $50.1 billion as of year-end 2003.

•	Shareholders’ equity was $5.1 billion, or $33.76 per share, as of March 31, 2004, compared to $4.9 billion, or $32.10 per share, as of year-end 2003.

•	Excluding other comprehensive income, shareholders’ equity was $4.5 billion, or $29.39 per share, versus $4.4 billion, or $28.77 per share, as of year-end 2003.

•	Operating return on average equity excluding OCI, as defined in Exhibit 3, was 12.1 percent for the quarter, compared to 10.5 percent in the first quarter of 2003 and 11.1 percent in the fourth quarter of 2003.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2004 earnings — 4

Operating Segment First Quarter Financial Highlights

Nationwide Financial reports its results in three business segments: institutional products, individual annuity and life insurance. Financial Highlights and a discussion of the results for each segment follows:

	Three months ended March 31,
(in millions)	2004	2003	Change
Institutional Products Segment
Sales	$2,685.9	$2,036.5	32%
Net flows (deposits less withdrawals)	862.1	640.4	35%
Operating revenues	286.1	272.7	5%
Pre-tax operating earnings	66.9	50.1	34%

Account values as of period end	71,260.9	55,554.1	28%
Pre-tax operating earnings to average account values	0.36%	0.36%
Return on average allocated capital	21.5%	17.0%

Individual Annuity Segment
Sales	$1,471.5	$2,010.4	(27)%
Net flows (deposits less withdrawals)	36.5	733.2	(95)%
Operating revenues	379.6	346.3	10%
Pre-tax operating earnings	61.5	37.9	62%

Account values as of period end	50,252.9	41,134.5	22%
Pre-tax operating earnings to average account values	0.49%	0.37%
Return on average allocated capital	10.7%	6.9%

Life Insurance Segment
Sales	$518.0	$554.8	(7)%
Operating revenues	338.3	343.1	(1)%
Pre-tax operating earnings	60.7	63.2	(4)%

Policy reserves as of period end	14,357.9	12,257.3	17%
Life insurance in-force as of period end	107,768.8	106,585.0	1%
Pre-tax operating earnings to operating revenues	17.9%	18.4%
Return on average allocated capital	9.6%	9.8%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2004 earnings — 5

Institutional Products Segment

Institutional products sales continue to drive total sales growth. Sales in this segment grew 32 percent compared to the same quarter a year ago and 25 percent compared to the fourth quarter of 2003. Private-sector retirement plan sales of $1.8 billion increased 31 percent from a year ago and 38 percent versus the fourth quarter. Recent efforts to expand our business model and enhance our service offerings are showing strong early results. Public-sector retirement plan sales of $875.9 million were 33 percent higher than a year ago and increased 6 percent from the fourth quarter of 2003. Improved deposit activity from new cases and increased rollover activity drove the strong growth in sales.

Pre-tax operating earnings increased 34 percent compared to a year ago as higher asset fees and other income were partially offset by the increase in commissions attributable to the sales growth in the private sector.

Other income, which includes fees from non-insurance retirement and deferred compensation plans as well as earnings from the medium-term note (MTN) and structured products businesses, increased $15.2 million or 51 percent compared to first quarter 2003. The trend toward increased private-sector sales on the trust product platform and increased administration-only business in the public sector will continue to increase the rate of growth of other income relative to the asset fee revenue line.

Interest-spread income increased 4 percent compared to a year ago, as growth in general account assets and increased prepayment penalty income was partially offset by lower spread margins excluding prepayments. Interest-spread margins were 195 basis points in the first quarter compared to 194 basis points a year ago. Included in the current quarter were 19 basis points, or $6.9 million, of prepayment income on commercial mortgage loans and bonds, compared to 7 basis points, or $2.6 million, a year ago.

Operating margin for the quarter, as defined in Exhibit 3, was 36 basis points, equal to the first quarter a year ago and ahead of the 31 basis points in the fourth quarter of 2003. Return on average allocated capital was 21.5 percent in the quarter, ahead of both the 17.0 percent reported a year ago and 21.3 percent reported in the fourth quarter of 2003.

Individual Annuity Segment

First quarter individual annuity sales of $1.5 billion were 27 percent below a year ago. Individual fixed annuity sales of $236.7 million declined 62 percent compared to a year ago and 29 percent compared to the fourth quarter of 2003. The slowdown in sales of individual fixed annuities can be attributed to strict adherence to our pricing discipline in a highly competitive, low interest rate environment.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2004 earnings — 6

Individual variable annuity sales of $1.2 billion were down 11 percent compared to a year ago. The year-over-year sales decline was skewed by a significant increase in deposits into the fixed option of variable annuities a year ago, as consumers were seeking short-term fixed investment alternatives in a rapidly declining rate environment. In the second quarter of 2003, we implemented restrictions on investments into the fixed option of variable annuities to better balance the investment needs of our contract holders and our ability to effectively manage the large inflow of fixed deposits.

Compared to the fourth quarter of 2003, variable annuity sales increased 16 percent, reporting the second consecutive sequential increase. Strong sales from innovative product offerings such as the America’s marketFLEX Annuity and growing acceptance of our Guaranteed Minimum Accumulation Benefit, Capital Preservation Plus, drove the improvement.

Pre-tax operating earnings grew 62 percent compared to the first quarter of 2003, as increased spread income, policy charges, and lower Guaranteed Minimum Death Benefits (GMDB) costs were partially offset by increased amortization of deferred acquisition costs.

Growth in interest-spread income of $16.4 million, or 27 percent versus the year ago quarter was attributable to the combination of an 11 percent increase in average general account assets, increased prepayment income, and increased spread margins excluding prepayments. Interest-spread margins of 193 basis points in the first quarter compared to interest-spread margins of 169 basis points a year ago and 171 basis points in the fourth quarter of 2003. Included in the current quarter were 17 basis points, or $6.9 million, of prepayment income on commercial mortgage loans and bonds, compared to 5 basis points, or $1.9 million, a year ago and 4 basis points, or $1.7 million, in the fourth quarter of 2003.

Our efforts to manage individual fixed annuity production and allocations to the fixed option of variable annuities, combined with improving equity markets which make variable investment options more attractive, helped contain the growth in general account assets, which were flat this quarter compared to fourth quarter 2003.

Equity-market performance also drove increases in separate account balances and asset fees, and reduced GMDB benefits. Also impacting the year-over-year comparison was an $11.9 million GMDB reserve strengthening in the first quarter of 2003. These improvements were partially offset by increased DAC amortization, which is influenced by increased profitability.

GMDB exposure, as measured by the difference between the current contractual death benefit and account value net of reinsurance, was $870.4 million, compared to $1.0 billion at December 31, 2003, and $3.4 billion a year ago. Total GMDB reserves at quarter end were $25.4 million on a GAAP basis, and reflect the adoption of SOP 03-1. Statutory GMDB reserves were $79.8 million at quarter end.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2004 earnings — 7

The individual annuity segment operating margin was 49 basis points for the quarter, an improvement over both the 37 basis points reported for the first quarter of 2003 and the 47 basis points reported in fourth quarter of 2003. The improvement was largely the result of improved interest-spread margins resulting from prepayment income, and a disciplined approach to pricing and management of fixed annuities and the fixed option of variable annuities. Return on average allocated capital improved to 10.7 percent for the quarter, compared to 6.9 percent reported for the first quarter of 2003 and 10.0 percent in the fourth quarter of 2003.

Life Insurance Segment

Total life insurance earnings were $60.7 million for the quarter compared to $63.2 million a year ago. Lower earnings from our investment-life business offset improved operating earnings from our fixed life business. Highlights for the two businesses include:

Fixed life: Our recently expanded fixed life offering continues to contribute to sales growth, with an increase of 14 percent compared to the first quarter 2003. However, fixed life sales declined 10 percent compared to the fourth quarter of 2003, with increasing sales from the independent broker/dealer channel partially offsetting decreases in sales by our career agents.

First quarter pre-tax operating earnings in fixed life of $25.9 million increased 15 percent versus the $22.6 million from the first quarter of 2003. The increase was primarily due to lower policyholder dividends, partially offset by increased commission expenses.

Investment life: Individual variable-life sales of $174.4 million were 5 percent lower than the prior year and 2 percent lower than last quarter. Corporate owned life insurance (COLI) sales were down 16 percent compared to last year, but are starting to reflect the improving economic and legislative environment, with a 170 percent improvement versus last quarter.

Investment-life pre-tax operating earnings were $34.8 million in the first quarter of 2004 compared to $40.6 million reported in the first quarter of 2003 and $28.4 million in the fourth quarter of 2003. The year-over-year decline was driven by a reduction in other income, which was partially offset by lower operating expenses. The earnings improvement from the fourth quarter of 2003 can be attributed to improved earnings form our COLI business.

The operating margin for the life insurance segment was 17.9 percent for the quarter, compared to 18.4 percent in the first quarter of 2003, and 15.4 percent in the fourth quarter of 2003. Return on average allocated capital for the quarter of 9.6 percent declined from 9.8 percent in the same quarter last year, but improved from 8.2 percent from the fourth quarter of 2003.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2004 earnings — 8

Business Outlook

The information provided below incorporates certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of our revenue and earnings to these factors.

To the extent that actual interest spreads and equity-market performance varies from levels indicated in our business outlook, our results will vary accordingly. Additionally, our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on this earnings announcement and our Web site for current expectations on matters covered, unless the Company publishes a notice stating otherwise.

The table on the following page outlines the Company’s expectations for its earnings drivers and is based on the equity markets and the related performance of our separate account assets achieving a return of 0 to 2 percent each quarter during 2004.

2004 Business Outlook

Institutional Products Segment
Interest-spread margin	170-175 bps
Pre-tax operating earnings to average account values	30-35 bps
Individual Annuity Segment
Interest-spread margin	170-175 bps
Pre-tax operating earnings to average account values	40-45 bps
Life Insurance Segment
Investment Life
Pre-tax operating earnings to operating revenues	16-18%
Fixed Life
Pre-tax operating earnings to operating revenues	12-14%
Nationwide Financial
Operating return on average equity	10-11%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2004 earnings — 9

Earnings Conference Call

Nationwide Financial will host a conference call from 11 a.m. to noon EDT on Thursday, May 6, 2004, to discuss the first quarter 2004 results. To participate in the call, dial 1-706-679-3234 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwidefinancial.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EDT time May 6, 2004, through midnight EDT May 13, 2004 by dialing 1-706-645-9291, conference ID 6656492. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the second quarter of 2004, the quiet period will be July 14, 2004 through August 4, 2004.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 63 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2003 annual report to shareholders, Annual Report on Form 10-K and other corporate announcements, please visit the investor relations section of our Web site at www.nationwidefinancial.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide’s control of the Company through its beneficial ownership of 94.4% of the combined voting power of all the outstanding common stock and 63.0% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in the value of the Company’s investment portfolio or separate account assets, or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xv) adverse litigation results and/or resolution of litigation and/or arbitration.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to First Quarter 2004 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Statements of Income - Unaudited

	Quarters Ended March 31,
($ in millions, except per share data)	2004	2003
Revenues
Policy charges	$306.1	$274.5
Life insurance and immediate annuity premiums	96.7	111.0
Net investment income [1]	568.5	547.0
Operating realized gains (losses) [1]	3.0	4.3
Other income	69.2	54.8

Total operating revenues [1]	1,043.5	991.6

Benefits and Expenses
Interest credited [1]	335.2	346.7
Life insurance and annuity benefits	130.1	154.0
Policyholder dividends	22.2	26.4
Amortization of DAC	111.1	83.8
Amortization of value of business acquired	12.5	10.6
Interest expense on debt	25.4	22.7
Other operating expenses	225.2	204.9

Total benefits and expenses [1]	861.7	849.1

Pre-tax operating earnings	181.8	142.5
Federal income tax expense	48.1	35.9

Net operating earnings	133.7	106.6
Net realized losses on investments, hedging instruments and hedged items, net of taxes [2]	(10.7)	(34.6)
Cumulative effect of adoption of accounting principle, net of tax	(3.4)	—

Net income	$119.6	$72.0

Diluted Earnings Per Share:
Net operating earnings	$0.87	$0.70
Net realized losses on investments, hedging instruments and hedged items, net of taxes	(0.07)	(0.23)
Cumulative effect of adoption of accounting principle, net of tax	(0.02)	—

Net income	$0.78	$0.47

Weighted average shares outstanding
Basic	152.0	151.8

Diluted	152.9	151.9

[1]	Prior periods reflect reclassification of periodic net coupon settlements on non-qualifying derivatives, from net investment income and interest credited to operating realized gains (losses).
[2]	Excluding periodic net coupon settlements on non-qualifying derivatives.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to First Quarter 2004 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Balance Sheets

($ in millions, except for per share data)	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Investments:
Fixed maturity securities, available-for-sale, at fair value	$31,465.0	$30,787.1
Equity securities, available-for-sale, at fair value	115.4	128.7
Trading assets, at fair value	4.9	4.9
Mortgage loans on real estate, net	9,318.3	8,964.7
Real estate, net	116.6	123.4
Policy loans	961.8	963.2
Other long-term investments	458.3	194.6
Short-term investments	1,696.1	1,970.3

Total investments	44,136.4	43,136.9
Cash and cash equivalents	32.6	11.5
Accrued investment income	447.2	439.6
Deferred policy acquisition costs	3,255.4	3,329.9
Value of business acquired	500.3	523.0
Other intangible assets	52.1	52.3
Goodwill	406.4	406.7
Other assets	2,187.1	2,189.8
Assets held in separate accounts	62,313.1	60,937.6

Total assets	$113,330.6	$111,027.3

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$40,091.8	$39,988.4
Short-term debt	301.7	205.3
Long-term debt	1,405.7	1,405.6
Other liabilities	4,087.1	3,615.0
Liabilities related to separate accounts	62,313.1	60,937.6

Total liabilities	108,199.4	106,151.9

Shareholders’ equity:
Class A common shares	0.6	0.6
Class B common shares	1.0	1.0
Additional paid-in capital	1,620.6	1,614.3
Retained earnings	3,099.8	3,006.4
Accumulated other comprehensive income	663.8	504.9
Treasury stock	(250.9)	(247.6)
Other	(3.7)	(4.2)

Total shareholders’ equity	5,131.2	4,875.4

Total liabilities and shareholders’ equity	$113,330.6	$111,027.3

Book Value per Share
Including other comprehensive income	$33.76	$32.10

Excluding other comprehensive income	$29.39	$28.77

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to First Quarter 2004 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments, hedging instruments and hedged items.

Operating realized gains (losses) include periodic net coupon settlements on non-qualifying derivatives.

Pre-tax operating earnings are calculated by adjusting income from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments, hedging instruments and hedged items, except for periodic net coupon settlements on non-qualifying derivatives and realized gains and losses related to securitizations, if any. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual annuity, institutional products and life insurance segments, as this is the level at which management evaluates operating results for these segments.

Operating margin for the individual annuity and institutional products segments is calculated as the ratio of pre-tax operating earnings to average account balances. For the life insurance segment, it is calculated as the ratio of pre-tax operating earnings to operating revenues.

Net operating earnings are calculated by adjusting net income to exclude net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating earnings per diluted share are calculated by adjusting net income to exclude net realized gains and losses on investments not related to periodic net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax, and dividing the result by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding other comprehensive income.

Book value per share excluding other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, net income per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments not related to periodic net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating earnings, if any, as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to First Quarter 2004 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page one of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly project realized gains and losses on investments, hedging instruments and hedged items2 (realized gains and losses). Realized gains and losses represented ($0.37) per weighted average diluted share in 2003 and ranged from $0.06 to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended March 31,
(in millions)	2004	2003
Operating revenues [1]	$1,043.5	$991.6
Net realized losses on investments, hedging instruments and hedged items [2]	(16.5)	(53.3)

Revenues	$1,027.0	$938.3

Operating realized gains (losses) to net realized losses on investments, hedging instruments and hedged items

	Three months ended March 31,
(in millions)	2004	2003
Operating realized gains (losses) [1]	$3.0	$4.3
Net realized losses on investments, hedging instruments and hedged items [2]	(16.5)	(53.3)

Net realized losses on investments, hedging instruments and hedged items	$(13.5)	$(49.0)

Pre-tax operating earnings to income from continuing operations before federal income taxes

	Three months ended March 31,
(in millions)	2004	2003
Pre-tax operating earnings	$181.8	$142.5
Net realized losses on investments, hedging instruments and hedged items[1]	(16.5)	(53.3)

Income from continuing operations before federal income taxes	$165.3	$89.2

Book value per share excluding other comprehensive income (OCI) to book value per share

	As of March 31, 2004		As of December 31, 2003
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding other comprehensive income	$4,467.4	$29.39	$4,370.5	$28.77
Accumulated other comprehensive income	663.8	4.37	504.9	3.33

Total equity	$5,131.2	$33.76	$4,875.4	$32.10

Shares outstanding	152.0		151.9

Operating return on average equity and return on average equity

	Three months ended March 31,
	2004			2003
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex OCI	w/OCI	Amount	Ex OCI	w/OCI
Net operating earnings [1]	$133.7	12.1%	10.7%	$106.6	10.5%	9.5%
Net realized losses on investments, hedging instruments and hedged items, net of tax [2]	(10.7)	(1.0)%	(0.9)%	(34.6)	(3.4)%	(3.1)%
Cumulative effect of adoption of accounting principle, net of tax	(3.4)	(0.3)%	(0.3)%	—	0.0%	0.0%

Net income	$119.6	10.8%	9.5%	$72.0	7.1%	6.4%

Average equity, excluding OCI	$4,418.9			$4,068.4
Average OCI	584.4			422.1

Average equity	$5,003.3			$4,490.5

[1]	Prior periods reflect reclassification of periodic net coupon settlements on non-qualifying derivatives, from net investment income and interest credited to operating realized gains (losses).
[2]	Excluding periodic net coupon settlements on non-qualifying derivatives.

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